Stockgroup Announces Private Placement Financing

Stockgroup Receives $3 Million Funding From Strategic
Investor PEAK6
Monday May 5, 9:01 am ET

Stockgroup to Provide Enhanced Financial Data to PEAK6

NEW YORK, NEW YORK--(Marketwire - May 5, 2008) - (OTCBB:SWEB - News; TSX VENTURE:SWB - News) Stockgroup Information Systems Inc. and PEAK6 Investments L.P., a leading options trading financial institution and long time investor in Stockgroup, announced today a strategic agreement where Stockgroup will provide market data, research and news to PEAK6's new online options information portal, The Options News Network. As part of the agreement, Stockgroup will issue 3000 preferred shares at US$1,000 per share to PEAK6.

PEAK6 is known for its institutional proprietary equity derivatives trading, its online retail options brokerage; and now a new media site for options trading information. The Option News Network offers investors daily original audio, video and textual content such as, news, intraday options activity, and education, focused today exclusively on the US equity options market (www.optionsnews.com). Optionsnews.com will utilize Stockgroup's proprietary information and analytics to help visitors uncover value in the options market.

"Stockgroup and PEAK6 share a common goal: to give investors new and innovative tools they can use to succeed in the financial markets," said Marcus New, chief executive officer of Stockgroup. "Backed by our proprietary financial data and analysis, OptionsNews.com can establish itself as a leading information source for the retail options investor. Our agreement provides a powerful resource for investors seeking to use options to enhance their portfolios. PEAK6's investment in Stockgroup demonstrates the tremendous value we bring to their organization. We will continue to explore new ways to expand our relationship."

In addition, Stockgroup will issued 3000 preferred shares at a price of US$1,000 per share to PEAK6, for total proceeds to the Company of US$3,000,000. Each preferred share, upon conversion entitles PEAK6 to 2200 common shares of the Company, has an annual dividend of 7% percent payable in cash or stock at the option of the Company, is nonvoting unless converted, and automatically convert into common shares at the end of twenty four months. The conversion price is equal to $0.4545 per share. The preferred shares are subject to a six month hold period and the Company may redeem them at any time after 90 days by paying 110% of their value. The proceeds of the private placement will be used to support corporate development.

"We are pleased with the opportunity to invest in and work with Stockgroup," stated Matthew Hulsizer, founder and CEO of PEAK6. "Stockgroup's technology platform and experience with building Stockhouse into a premier investor community in North America is immensely valuable to us as we grow our media business with Options News Network."

This agreement closely follows Stockgroup's recent relaunch of Stockhouse.com, an online community for investors. Stockhouse.com features blogs, editorial content and analysis on thousands of ticker symbols. Community members can also create profiles and publicly share top stock picks in their portfolios.

This investment is subject to approval by the TSX Venture.

About PEAK6

Established in 1997, PEAK6 Investments, LP is a leading financial institution in Chicago with an established track record of as a dealer in equity options and proprietary trading. PEAK6 specializes in inventory and risk management, using state of the art technology and proprietary tools and is heavily committed to building the next generation of automated trading systems and businesses. Peak6 is also rapidly expanding its commercial focus to include innovative initiatives in the online media, retail options brokerage and asset management.

About Stockgroup Information Systems Inc.

Stockgroup is a leading financial media company focused on user generated content and collaborative technologies. The Stockgroup platform for webbased portfolio management and financial content is licensed to top North American brokerage firms and media companies. This platform is also extended through Stockhouse.com, a leading online financial portal owned and operated by Stockgroup. Stockhouse.com is home to Bullboards message board - Canada's largest community of active investors. Recognized for its engaged audience, Stockhouse.com provides a soughtafter demographic for advertisers.

Legal notice regarding Trademarks

"Stockgroup", "Stockhouse" and "Bullboards" are either registered trademarks or trademarks of Stockgroup Information Systems Inc. and/or its affiliated companies in Canada, the United States and/or other countries. Other names may be trademarks of their respective owners.

Legal notice regarding Forward Looking Statements

This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward looking statements". Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as "expects", "anticipates", "estimates", "believes", or statements indicating certain actions "may", "could", or "might" occur. More information about potential risk factors that could affect our business is included in the Company's 10K for the year ended December 31, 2007, which are on file with the SEC at www.sec.gov. Stockgroup undertakes no obligation and does not intend to update these forward looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. All forward looking statements are qualified in their entirety by this cautionary statement.

To find out more about Stockgroup (OTCBB: SWEB, TSXV: SWB), visit our website at www.stockgroup.com.

The TSX Venture Exchange and the OTCBB have not reviewed and do not accept responsibility for the adequacy or accuracy of this press release.

Contact:

Steve Gear
Stockgroup Information Systems Inc.
Director of Capital Markets
(604) 288-2861 or 1-800-650-1211
Email: steve.gear@stockgroup.com
Website: www.stockgroup.com